Exhibit 10.3
Amendment No. 5

Lincoln National Corporation
Deferred Compensation & Supplemental/Excess Retirement Plan
(As Amended and Restated Effective January 1, 2020)

The Lincoln National Corporation Deferred Compensation & Supplemental/Excess Retirement Plan (the “Plan”) is hereby amended, effective as of August 22, 2024, by:

1.    Amending the definition of “Cause” in Article 1 of the Plan, in its entirety, to read as follows:
“‘Cause’ means (a) a conviction of a crime that is job related or that may otherwise cause harm to the reputation of the Company; (b) any act or omission detrimental to the conduct of business of the Company; (c) inability to obtain or retain proper licenses; (d) theft, dishonesty, fraud or misrepresentation; (e) failure to cooperate or be truthful in connection with an investigation related to the Company; (f) violation of any rule or regulation of any regulatory agency or self-regulatory agency; or (g) violation of any policy or rule of the Company. The determination of the existence of ‘Cause’ shall be made in the sole discretion of the Company’s Chief Human Resources Officer or his or her delegate. Notwithstanding the foregoing, with respect to the President & Chief Executive Officer or an Officer who is an Executive Vice President, the determination of the existence of ‘Cause’ shall be made in the sole discretion of the Compensation Committee of the Lincoln National Corporation Board of Directors.”

2.    In all other respects, said Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Compensation Committee of the Lincoln National Corporation Board of Directors has approved this Amendment this 22nd day of August, 2024.